Exhibit 10.34

Key Executive Retention Bonus Agreement

The purpose of this agreement between Lockheed Martin Corporation Space Systems Company (the ‘Business Unit”) and C. Thomas Marsh (the “Executive”) is to provide for continuity of management and the success of business operations during a period of substantial change by ensuring the commitment of the Executive to continue to serve diligently in his present assignment for a two-year period. The bonus herein provided is intended to be consideration for the performance and satisfaction of the criteria set forth in Paragraph 2 by the personal services of the Executive himself, and these criteria cannot be satisfied by the services of any other employee. This Agreement may not be assigned or applied to any other employee, including any successor to the Executive.

1. Term of Agreement

This agreement will be in effect from the date of execution through December 31, 2003, unless terminated earlier in accordance with Paragraph 5 or 6.

2. Criteria for Bonus Payment

The executive will be eligible for payments under this agreement if:

•	The Executive remains employed at the Business Unit through December 31, 2002, for the first payment, and through December 31, 2003, for the second payment.

•	The Executive devotes full effort and diligence to the ongoing business affairs of the Business Unit.

•	The Executive meets the following business objectives:

(I)	Achieves successful Titan Program completion with 100% mission success.

(ii)	Fully supports and takes action to implement necessary organizational changes to successfully execute the One-Company Initiative.

(iii)	Effects all possible improvements in the Atlas business.

(iv)	Develops a succession path for key people in his areas of responsibility.

3. Amount of Bonus Payment

The bonus payable under this agreement will be $750,000 (seven hundred fifty thousand dollars). This bonus is in addition to the Executive’s continued participation in the MICP and LTIP plans and the Executive Stock Option program.

4. Payment of Bonus

The bonus payable under this agreement shall be paid in two installments. The first installment will be two fifths ( 2/5) of the total bonus potential and will be payable within 30 days after December 31, 2002, or within 60 days of notice of termination if the executive becomes eligible for a payment under Paragraph 5. The second installment will be three fifths ( 3/5) of the total bonus potential and will be payable within 30 days after December 31, 2003, or within 60 days of notice of termination if the Executive becomes eligible for a payment under Paragraph 5. If the Executive does not fully achieve the objectives set forth above, the bonus payments may be reduced based upon the assessment of the degree of achievement by the Lockheed Martin Chairman and CEO and the Space Systems Executive Vice President. However, in the case of the Titan Program’s failure to achieve 100% mission success, the total amount of potential bonus remaining to be paid under this agreement shall be reduced to 80% upon the first failure and to zero upon a second failure.

Key Executive Retention Bonus Agreement

5. Layoff, Disability or Death

If during the term of this agreement, the Executive (i) becomes disabled, or (ii) dies, the Executive will be eligible for a pro rata bonus payment under this agreement. The pro rata payment shall be calculated by multiplying the total potential bonus ($750,000) by a fraction, the numerator being the number of months prior to disability or death, and the denominator being the total number of months of the term of agreement. The amount so calculated shall be reduced by any installment payment already made. For a layoff, payment will be made in full in addition to any severance payments otherwise due the Executive.

6. Retirement, Resignation or Termination for Cause

If the Executive retires, resigns or is discharged for cause during the term of this agreement, the Executive will not be eligible for any remaining payment under this agreement, and the agreement will be terminated immediately.

7. Termination of Agreement

This retention bonus agreement will terminate on December 31, 2003.

8. No Contract of Employment

This agreement does not limit the ability of either the Executive or Lockheed Martin to terminate the employment relationship at will.

9. No Assignment

No benefit payable under this agreement may be assigned, transferred, pledged or otherwise encumbered or subjected to any legal process for the payment of any claim against the Executive.

10. Governing Law

This agreement shall be governed in all respects by and in accordance with the laws of the State of Maryland without regard to its conflict of law provisions.

If you agree to all terms and provisions of this agreement, please indicate your acceptance by signing below.

Agreed to and accepted:	For Lockheed Martin:

/s/	/s/
G. Thomas Marsh	Terry F. Powell
Vice President, Human Resources
Dated: December 10, 2001	Lockheed Martin Corporation